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Exhibit 99.1

Sasol-Huntsman GmbH & Co. KG,
Moers

Management Report and
Annual Financial Statements
as at 30 June 2007

Sasol-Huntsman GmbH & Co. KG, Moers

Management Report of the Company for the 2006/2007 Annual Financial Statements

1.     Business Condition and Environment

  •
  Positive overall demand;

  •
  Continuously rising raw materials costs;

  •
  Fully satisfactory price level;

  •
  Unplanned production stoppages in the market.

        The upward trend of economic activity in Germany and Europe as well as of the resulting intra-European demand for maleic anhydride (MSA) continued. This is matched by a rapid development of crude oil prices especially in the second half of the business year 2006/2007. The raw materials price increases were, however, curbed by an invariably weak U.S. dollar.

Overall Demand

        Total demand for MSA grew by 2% to 3% in the reporting period. The UPR (unsaturated polyester resin) industry is still the main buyer of MSA, accounting for > 50% of total demand. In this market segment, consumers report significant growth rates of around 10% also in the first half of 2007. The order backlog in the building sector in Central Europe is good.

Trend of Raw Materials Costs

        The past business year continued to be characterised by the difficult raw materials cost trend. Thus, the Company's raw materials costs rose by 8% from the prior year in 2006/2007, in line with the crude oil price trend, and even tripled during the last five years. At the time of reporting, the crude oil price was at a record high of USD 78/barrel (prior year: USD 75/barrel).

Market Price Level

        MSA prices were at a very positive level although raw-materials-side price increases were sometimes able to be passed on only partly and with the time delay.

Supply and Demand

        On account of plant stoppages for technical reasons last summer, which impacted still the new business year, the closed down benzene-based MSA facility of Polynt (formerly Lonza) was temporarily put into operation again.

        Furthermore, significant quantities from European benzene-based MSA facilities were practically not existing any more in the market. On account of the specific costs disadvantage of benzene, the trend towards reduction of plant capacities is expected to aggravate.

        Despite the generally balanced supply and demand situation, there has been an increasing volume of MSA pastille imports, which originate particularly from China, due to the weak dollar and as a result of short-term bottlenecks. Since the Chinese government announced to reduce export subsidies from 13% to around 5% as of 1 July 2007, these volumes are expected to decline significantly. The business of liquid MSA, which accounts for around 90% to 95% of the overall business, has not been affected on account of the difficult logistics chain for overseas shipments and of high follow-up costs.

2.     Results of Operations

Overview

        The result from operating activities decreased from the prior year, which was primarily due to a standstill of production caused by a scheduled catalyst exchange and the resulting lower sales volumes and considerable quantities complementarily purchased without impact on costs. Furthermore, it was only possible to pass on raw materials cost increases with a time delay in the form of higher sales prices.

        Output was around 10% below the prior year's level due to the catalyst exchange. Since then plant availability has been >95%, leading to record output in the last month but one of the past business year.

        The strategic sales target of the Company of 50,000 tons was again exceeded in 2006/2007; the sales volume was at 54,700 tons, falling short of the prior year's volume by around 1% as a result of insufficient availability during the 6-week standstill at the beginning of the calendar year. The portion of the sales volume secured through contractual supply agreements (one to three years) with key accounts remained unchanged, accounting for around 80 to 85% of the Company's business.

        Taking into account a positive financing result in the amount of EUR 164 thousand, after-tax earnings, though declining by around 21%, were still at a positive level after very good prior years.

Sales

        In 2006/2007, the income generated by operations amounted to EUR 78,693 thousand (prior year: EUR 75,549 thousand) and consisted almost entirely of sales revenues (prior year: 99.5%). Average revenues remained almost unchanged at EUR 1,364/ton (prior year: EUR 1,382/ton).

Result from Operating Activities

        In 2006/2007, the result from operating activities amounted to EUR 12,443 thousand, which is EUR 4,613 thousand less than in the prior year, and amounted to 15.8% as a percentage of income generated by operations (prior year: 22.6%). This variance was due to the catalyst exchange, the related non-availability and higher raw materials costs.

Earnings before Income Taxes

        In 2006/2007, the earnings before income taxes fell by EUR 4,147 thousand from the prior year to EUR 12,607 thousand. The earnings have been affected by the one-off effect of the disposal of preparatory infrastructure measures for maintaining a medium-term capital spending opportunity from fixed assets in the amount of EUR 1,372 thousand.

Net Income for the Financial Year

        The net income for the financial year net of income taxes of EUR 607 thousand amounts to EUR 12,000 thousand. In comparison with the prior year, the net income deteriorated by EUR 3,319 thousand, leading to a corresponding decrease of EUR 828 thousand in income tax expenditure.

Profit Margin

        The profit margin (earnings before income tax + interest paid / sales revenues) is at 16.0% in comparison with 22.7% in the prior year.

3.     Financial Position

  •
  Cash flow;

  •
  Partner loans;

  •
  Capital investment analysis.

Cash Flow

        In comparison with the prior year, the cash inflow from operating activities remained at a very good level. The cash flow from current business activities was at EUR 15,694 thousand (prior year: EUR 17,746 thousand).

Partner Loans

        There were no cash outflows from repayment of partner loans (prior year: EUR 15,690 thousand) because the partner loans had been fully repaid as at 30 June 2006.

Capital Investment Analysis

        In the past business year, capital expenditures on tangible assets amounted to EUR 1,817 thousand (prior year: EUR 3,055 thousand). These resulted basically from the debottleneck project, which was carried out during the catalyst standstill and raised the nominal capacity of the facility by 4,000 annual tons to 60,000 annual tons.

4.     Net Asset Position

  •
  Current assets;

  •
  Equity;

  •
  Liabilities.

Current Assets

        The Company's current assets rose by EUR 11,987 thousand (plus 65.9%) and amount to EUR 30,189 thousand (prior year: EUR 18,202 thousand). While short-term receivables fell by around 18.6% to EUR 13,345 thousand (prior year: EUR 16,403 thousand), this increase in current assets is primarily due to higher liquid funds, which rose to EUR 15,266 thousand (prior year: EUR 17 thousand). This increase in liquid funds is above all due to the fact that the Company had fully repaid the partner loans with the cash flow in the prior year.

Equity

        The equity rose by EUR 12,000 thousand to EUR 37,831 thousand (prior year: EUR 25,831 thousand).

        The equity ratio (equity / balance sheet total) amounts to 82.8% (prior year: 69.8%).

Liabilities

        In 2006/2007, the Company managed to reduce its liabilities by EUR 1,823 thousand to EUR 6,377 thousand (prior year: EUR 8,200 thousand). The present liabilities are of a short-term nature and relate basically to trade payables.

5.     Post-balance-sheet-date Events

        No extraordinary measures are planned for the business year 2007/2008. There are no identifiable special effects that might have a negative impact on earnings.

6.     Environmental Aspects

        The emission values are within admissible limits.

7.     Risk Reporting

        From today's point of view, there are the following risks, which are, however, all mitigated through appropriate measures within the scope of existing risk management:

  •
  Overall risk;

  •
  Risk of economic activity;

  •
  Currency risk;

  •
  Industry risk;

  •
  Financial risks;

  •
  Procurement market risks;

  •
  Sales market risks;

  •
  Capital investment risks.

Overall Risk

        From today's point of view and in the foreseeable future, there are and will be no specific risks threatening continued existence.

Risk of Economic Activity

        There are no anticipated major risks of economic activity. The Company operates primarily in Europe; its export share is around 80%. Potential risks threatening the macroeconomic development are the further crude oil price and the US dollar exchange rate trends.

Currency Risk

        Although a potential increase in the exchange rate of the US dollar would lead to higher raw materials costs, it opens up sales opportunities in the export business. The purchase-side currency risk is addressed by invoicing already a part of the business in U.S. dollar.

Industry Risk

        For the MSA industry, the Company anticipates neither risks of economic activity nor major changes in market/competitive conditions.

        The realignment of the chemicals policy in the EU will require registration, valuation and permission of maleic anhydride. The related legislation has taken effect. The enterprise seeks to be pre-registered and the Company expects that the expense will not have persisting financial effects on account of the one-product range.

Financial Risks

        The Company's business is exposed to currency and price risks. Presently, there are, however, practically no risks of changing interest rates or credit risks. Monitoring of financial risks has been centralised. Liquidity risks are not identifiable from today's point of view. Cash flow fluctuations are identified at an early stage within the scope of liquidity planning.

Procurement Market Risks

        Risks with respect to the availability of raw materials, energy, fabricated materials and intermediate products are not identifiable from today's point of view. The dependence on crude oil does constitute a potential risk, which is covered through the long-term contractual arrangements with raw materials suppliers. Raw materials price increases can, however, not always be fully passed on to the market on a timely basis.

Sales Market Risks

        Cyclical fluctuations of demand in the UPR industry, which is deemed to be a key component supply industry for the building, automotive and shipbuilding industries, constitute operative risks. The Company addresses these risks by means of a balanced customer portfolio, where the UPR industry does not account for more than 50% of total turnover. Furthermore, it has to be noted in this context that, for example, the export share within Europe accounts for around 80% of the business, also leading to a balanced regional market structure.

Capital Investment Risk

        Decisions on capital investments involve complex risks. Preparation, realisation and control are based on the responsibility regulations and approval processes of the two partners.

Summary

  •
  Presently, there are no identifiable risks threatening the continued existence or affecting the development;

  •
  Sensitivity computations show that, even if revenues fall by far short of underlying budget figures, the liquidity will be sufficient to fulfil current payment obligations;

  •
  The technical risk of a major loss of production is covered by business interruption insurance taken out;

  •
  It has to be noted that the Company had no medium and long-term liabilities to banks and partners as at the balance sheet date.

8.     Outlook

  •
  Opportunities:

  •
  New markets in Eastern and South East Europe;

  •
  Further consolidation of MSA industry in Europe (closure of benzene-based facilities).

  •
  Risks:

  •
  Crude oil price trend;

  •
  Increasing competition (imports from Asia).

        Based on the underlying planning assumptions, the Company anticipates clearly positive operating results both for the next two and for the following business years.

        The Company's budgeted turnover for the business year 2007/2008 is 59,000 tons. Taking into account the capacity expansion carried out last year, the output of the facility will be fully sold. Major plant stoppages are not planned.

        In 2006, MSA supply and demand were balanced worldwide, regionally and temporarily, however, scarce, especially in Europe. The situation in North America, which had still led to major shifts in the prior year, seems to be less strained at present. Asian export volumes are available despite high logistics and raw materials costs (benzene), though they target primarily the MSA pastille market, which accounts only for around 5% to 10% of the total market in Europe.

        The medium-term, global development is practically unchanged. The two plant expansions on the basis of n-butane announced in North America will not be completed before 2008/2009. This is not expected to have any direct effects on Europe.

        Assuming that the crude oil markets remain at a high level and that the by far higher benzene price in relation to n-butane will not change significantly, MSA supply and demand will remain balanced. The supply from n-butane-based MSA facilities will just be sufficient in Europe to cover medium-term demand. As a result of this, the MSA price is expected to remain at a relatively stable level. Over the long term, assuming a moderate growth of around 2.5%, Europe will need additional MSA capacities at the beginning of the next decade.

        For Europe, the Company anticipates that the supply and demand situation will ease in 2007/2008. Given the extremely high crude oil price, market prices are not expected to level out at a significantly lower level.

        The Company's main competitor is still BASF. This Company discontinued production of MSA derivatives at the location in Feluy/Belgium in mid-2005 whereas MSA production for the market is being continued. There are indications in the market that the higher MSA output of BASF due to the closure of derivative production will cover already the short-term demand of a backward integrated UPR producer, which will discontinue non-profitable upstream benzene-based MSA production. There are no identifiable effects on the free market that is relevant to the enterprise.

        Finally, it can be stated:

  •
  In 2006/2007, the margins for MSA were again at a level that would justify capital investments in new capacities;

  •
  The planning horizon for setting up a new MSA facility is around three years between project decision and completion. There are no concrete projects;

  •
  Although the capacities presently existing in Europe are generally sufficient to cover the demand for the next two to three years, additional capacities, which will likely not be generated by eliminating bottlenecks at existing plants, will possibly be necessary from 2010/2011 based on medium to long-term forecast quantities;

  •
  It can be assumed that MSA demand in Europe will grow in line with the trend of the GSP. Given the cyclical recovery, demand is generally expected to rise. The demand to be covered by n-butane-based producers could possibly shoot up on account of the closure of benzene-based MSA facilities in France, Italy and Poland.

        Generally, it can not be excluded that there will be further short-term temporary scarcities in Europe.

        Nevertheless, it is anticipated that margins will level out at a somewhat lower level on account of the persisting rise of raw materials costs, while earnings will remain satisfactory. The Company's short and medium-term forecasts do not take into account extraordinary positive price effects.

Moers, 27 August 2007

Sasol-Huntsman Verwaltungs-GmbH

(Rolf Dieter Gießel)	(Mike Dixon)
Managing Director	Managing Director

Sasol-Huntsman GmbH & Co. KG, Moers

Balance Sheet as at 30 June 2007

Assets

		30 June 2007 EUR	Prior year EUR'000
A.	Fixed assets
	Tangible fixed assets
1.	Buildings on third-party land	507,769.97	536
2.	Technical equipment and machinery	14,882,730.08	16,311
3.	Other equipment, operating and office equipment	125,923.06	71
4.	Prepayments and assets under construction	0.00	1,892

		15,516,423.11	18,810

B.	Current assets
I.	Inventories
1.	Raw materials, consumables and supplies	1,044,942.06	949
2.	Work in progress	65,679.44	142
3.	Finished goods and merchandise	464,499.28	689

		1,575,120.78	1,780

II.	Receivables and other assets
1.	Trade receivables	11,718,815.07	12,158
2.	Receivables from partners	56,301.09	0
3.	Receivables from related undertakings	1,058,769.71	3,532
4.	Other assets	510,635.83	713

		13,344,521.70	16,403

III.	Cash-in-hand, bank balances	15,266,001.65	17

		30,185,644.13	18,200

C.	Prepaid expenses	2,741.84	2

		45,704,809.08	37,012

Equity and Liabilities

		30 June 2007 EUR	Prior year EUR'000
A.	Equity
I.	General partner's capital share
1.	General partner's contribution	10,225.84	10
2.	Accumulated losses	0.00	(1)

		10,225.84	9

II.	Limited partners' capital shares
1.	Liable contributions	1,012,357.92	1,012
2.	Other compulsory capital contributions	19,413,752.74	19,414

		20,426,110.66	20,426

III.	Retained profits brought forward	5,395,088.71	0

IV.	Net income after profit appropriation	11,999,813.02	5,395

		37,831,238.23	25,830

B.	Special item for investment grants	12,051.88	20

C.	Provisions
1.	Provisions for taxes	658,201.00	2,284
2.	Other provisions	826,588.36	677

		1,484,789.36	2,961

D.	Liabilities
1.	Trade payables	3,520,150.86	5,200
2.	Liabilities to partners	7,878.30	5
3.	Liabilities to related undertakings	2,620,079.78	2,736
4.	Other liabilities	228,620.67	260

		6,376,729.61	8,201

		45,704,809.08	37,012

Sasol-Huntsman GmbH & Co. KG, Moers

Income Statement for the Period from 1 July 2006 to 30 June 2007

		2006/2007 EUR	Prior year EUR'000
1.	Sales	78,768,747.42	75,195
2.	Decrease (prior year: increase) in finished goods inventories and work in progress	(298,382.55)	266
3.	Other operating income	222,463.99	88
4.	Cost of materials
a)	Cost of raw materials, consumables and supplies and of purchased merchandise	46,119,878.30	42,858
b)	Cost of purchased services	9,298,075.11	7,169
5.	Personnel expenses
a)	Salaries	435,902.95	466
b)	Social security, post-employment and other employee benefit costs Of which in respect of old age pensions: EUR 113,674 (prior year: EUR 95 thousand)	170,735.22	152
6.	Amortisation and write-downs of intangible fixed assets, depreciation and write-downs of tangible fixed assets	3,738,526.39	2,973
7.	Other operating expenses	6,485,145.00	4,873
8.	Other interest and similar income	169,358.49	0
9.	Interest and similar expenses	4,921.68	302

10.	Result from ordinary activities	12,609,002.70	16,756
11.	Other taxes	1,999.80	2
12.	Taxes on income	606,556.00	1,435

13.	Net income for the financial year	12,000,446.90	15,319
14.	Credited to general partner's capital account	633.88	9
15.	Credited to limited partners' capital accounts	0.00	9,915

16.	Net income after profit appropriation	11,999,813.02	5,395

Sasol-Huntsman GmbH & Co. KG, Moers

Notes to the Financial Statements for the Business Year 2006/2007

General Information on the Annual Financial Statements

        As at the balance sheet date, the Company meets the size criteria of a large commercial partnership in accordance with § 264a (1) in connection with § 267 (3) German Commercial Code (HGB).

Foreign Currency Translation

        Receivables and payables denominated in foreign currency are valued at the rate in effect at the date of invoicing. Exchange losses have been taken into account through revaluation as at the balance sheet date.

Balance Sheet

Valuation Methods

Fixed Assets

        Intangible fixed assets and tangible fixed assets have been valued at acquisition cost less scheduled amortisation and depreciation, respectively. Low-value items with individual purchase cost of up to EUR 410 are fully depreciated in the year of acquisition according to § 6 (2) German Income Tax Law (EStG).

        Amortisation, depreciation and write-downs are based on estimated useful lives and the regulations under German tax law. As far as admissible, tangible assets are classified as major assets. In accordance with R 7.3 (5) German Income Tax Regulations (EStR), additions to tangible fixed assets are deemed to be subsequent production costs. In accordance with R 7.4 (3) German Income Tax Regulations (EStR), the residual useful life has possibly to be re-estimated. The different useful lives are as follows:

	Depreciation method	Useful life
Tangible fixed assets
Buildings on third-party land
—Analysis station	Straight-line	33 years
—Distribution station	Straight-line	25 years
—Compressor hall	Straight-line	25 years
Technical equipment and machinery
—MSA facility	Straight-line	13 years
—Containers (new MSA facility)	Straight-line	20 years
—Containers (old MSA facility)	Straight-line	14.5 years
—Loading station (new MSA facility)	Straight-line	15 years
—Sundry	Straight-line / reducing-balance	4-10 years
Other equipment, operating and office equipment	Straight-line	4-10 years

        Scheduled depreciation is deducted on a straight-line or reducing-balance basis from depreciated acquisition and production cost.

        The statement of movements in fixed assets has been attached as a part of the annual financial statements (see Exhibit to the Notes).

Inventories

        Raw materials, consumables and supplies and merchandise, which are included in inventories, are valued at the lower of acquisition or replacement cost.

        Work in progress and finished goods are valued at production costs, which, in addition to direct material and prime cost, also include appropriate portions of indirect material and production overheads. Interest on external capital is not capitalised. If anticipated sales revenues less the costs still to be incurred until the sale are lower, this value is recognised.

        In determining acquisition and production costs of similar inventories, it is assumed that the assets acquired or produced last are consumed or sold first (LIFO formula).

Trade Receivables

        Receivables have been recognised at nominal value. Appropriate allowances are made on the nominal amount in order to cover the risk related to specific receivables. In view of the customers' credit worthiness as well as existing empirical data concerning the risk of loss of receivables outstanding, general allowances have not been made so far.

        The receivables include short-term trade receivables from third parties in the amount of EUR 11,719 thousand (prior year: EUR 12,158 thousand).

Sundry Receivables and Other Assets

        The sundry receivables and other assets have been recognised at nominal value.

        On account of the importance of the receivables from the partners and the other Sasol Group companies, the classification of the balance sheet was extended to the following items in compliance with §§ 264c (1), 265 (5) German Commercial Code (HGB):

  •
  Receivables from partners;

  •
  Receivables from related undertakings.

        The receivables from partners amount to EUR 56 thousand (prior year: EUR 0). They relate to advanced interest withholding tax, which was recharged to the partners.

        The receivables from related undertakings, which amount to EUR 1,059 thousand (prior year: EUR 3,532 thousand), fully relate to short-term trade.

        The other assets relate basically to VAT refund claims of EUR 441 thousand (prior year: EUR 588 thousand) and natural gas tax claims of EUR 0 (prior year: EUR 122 thousand).

Liquid Funds

        The liquid funds have been recognised at nominal value.

Prepaid Expenses

        Prepaid expenses are recognised at the amount which constitutes expenditure incurred in the reporting year and expense of the succeeding years.

Special Item for Investment Grants

        The special item for investment grants relates to a subsidy granted from funds of the state of NorthRhine/Westphalia in connection with the setting up of the MSA facility in the business year 1998/1999. This special item is released in line with depreciation on the subsidised assets.

Other Provisions

        The other provisions are based on sound business judgment and cover all risks and contingent liabilities identifiable as at the balance sheet date. They relate basically to bonuses granted to customers in the amount of EUR 566 thousand (prior year: EUR 552 thousand).

Liabilities

        On account of the importance of the liabilities to the partners and to the other Sasol Group and Huntsman Group companies, the classification of the balance sheet was extended to the following items in compliance with §§ 264c (1), 265 (5) German Commercial Code (HGB):

  •
  Liabilities to partners;

  •
  Liabilities to related undertakings.

        The liabilities are valued at the amounts at which they will be repaid. They can be analysed as follows:

Item		Balance sheet value EUR	Residual term up to 1 year EUR	Residual term 1 to 5 years EUR	Residual term more than 5 years EUR
1.	Trade payables	3,520,150.86	3,520,150.86	0.00	0.00
2.	Liabilities to partners	7,878.30	7,878.30	0.00	0.00
3.	Liabilities to related undertakings	2,620,079.78	2,620,079.78	0.00	0.00
4.	Other liabilities	228,620.67	228,620.67	0.00	0.00

		6,376,729.61	6,376,729.61	0.00	0.00

        The liabilities to partners relate exclusively to accounts payable to Sasol-Huntsman Verwaltungs-GmbH, Moers.

        The liabilities to related undertakings relate exclusively to trade payables.

        The other liabilities include basically liabilities to foreign fiscal authorities in the amount of EUR 199 thousand (prior year: EUR 214 thousand) and taxes in the amount of EUR 19 thousand (prior year: EUR 18 thousand).

Other Financial Commitments

        The annual payment commitments under tenancy agreements and under a lease amount to EUR 16,732 for the office rented by the Company at the factory site and EUR 12,205, respectively. The amounts remained unchanged from the prior year. The lease with Sasol Solvents Germany GmbH has a period of 30 years from the time the Company was established.

        The annual fixed payment commitments under service agreements with Sasol Solvents Germany GmbH amount to EUR 4,600 thousand (prior year: EUR 4,500 thousand).

        The increase results basically from changes to the underlying agreements and other contractual adjustments of the services.

Income Statement

Sales

        A classification of sales by regional markets is as follows:

	2006/2007 EUR'000	Prior year EUR'000
Germany	25,975	25,003
Great Britain	15,941	16,900
France	13,081	12,600
Northern countries	10,058	6,600
Other European countries	13,714	14,092

	78,769	75,195

        A classification of sales by fields of activity is as follows:

	2006/2007 EUR'000	Prior year EUR'000
MSA	71,560	67,991
Steam generation	6,464	6,055
Sundry sales	745	1,149

	78,769	75,195

Other Operating Income

        The other operating income includes primarily exchange gains (EUR 204 thousand; prior year: EUR 74 thousand). It includes income from release of the special item with equity portion in the amount of EUR 8 thousand (prior year: EUR 8 thousand).

Personnel Expenses

        The personnel expenses include post-employment benefit costs of EUR 114 thousand (prior year: EUR 95 thousand).

Other Operating Expenses

        The material items included in these expenses are freight and transport costs (EUR 2,765 thousand; prior year: EUR 2,811 thousand) and exchange losses (EUR 144 thousand; prior year: EUR 137 thousand) as well as a loss from disposal of fixed assets of EUR 1,372 thousand.

Other Disclosures

        Like in the prior year, the Company had five employees, all of whom were salaried employees, on the average of the year 2006/2007.

        The total emoluments paid to management were not disclosed in accordance with § § 264a in connection with 286 (4) German Commercial Code (HGB) because the emoluments of a managing director could have been determined on the basis of this data.

        The personally liable partner Sasol-Huntsman Verwaltungs-GmbH, Moers, has sole power of representation of the Company. It is obliged to manage and represent the Company. The subscribed capital of the personally liable partner amounts to EUR 26 thousand.

        The following persons had been appointed as managing directors of the personally liable partner Sasol-Huntsman Verwaltungs-GmbH, Moers, in the business year 2006/2007:

  •
  Mr Rolf Dieter Gießel, merchant, Marl/Germany;

  •
  Mr Michael Christopher Dixon (called Mike), merchant, Harpenden, Herts/Great Britain.

        On 15 September 1999, Mr Dixon authorised Mr Gießel to represent Sasol-Huntsman Verwaltungs-GmbH, Moers, alone with respect to the following transactions:

  •
  Transactions which were previously approved by the Operating Committee of Sasol-Huntsman Verwaltungs-GmbH;

  •
  All other transactions which do not require prior approval by the Operating Committee according to the rules of procedure of Sasol-Huntsman Verwaltungs-GmbH.

        The personally liable partner Sasol-Huntsman Verwaltungs-GmbH, Moers, is authorised to represent the Company without limitation in entering into legal transactions with itself—or at the same time as the representative of a third party (§ 181 German Civil Code (B GB)).

Moers, 27 August 2007

Sasol-Huntsman Verwaltungs-GmbH

(Rolf Dieter Gießel)	(Mike Dixon)
Managing Director	Managing Director

[Independent] Auditors' Report

        We have audited the annual financial statements—comprising the balance sheet, the income statement and the notes to the financial statements—together with the bookkeeping system, and the management report of Sasol-Huntsman GmbH & Co. KG, Moers, for the business year from 1 July 2006 to 30 June 2007. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company's legal representatives. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and on the management report based on our audit.

        We conducted our audit of the annual financial statements in accordance with § 317 HGB ("German Commercial Code") and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by the legal representatives, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

        Our audit has not led to any reservations.

        In our opinion, based on the findings of our audit, the annual financial statements of Sasol-Huntsman GmbH & Co. KG, Moers, comply with the legal requirements and give a true and fair view of the net assets, financial position and results of operations of the Company in accordance with German principles of proper accounting. The management report is consistent with the annual financial statements and as a whole provides a suitable view of the Company's position and suitably presents the opportunities and risks of future development.

Düsseldorf, 27 August 2007

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

Signed: Graetz	Signed: Löhr
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Sasol-Huntsman GmbH & Co. KG,
Moers

Management Report and
Annual Financial Statements
as at 30 June 2006

Sasol-Huntsman GmbH & Co. KG, Moers

Management Report of the Company for the 2005/2006 Annual Financial Statements

1.     Business Condition and Environment

  •
  Slightly increased overall demand;

  •
  Continuously rising raw materials costs;

  •
  Fully satisfactory price level;

  •
  Unplanned production stoppages in the market.

        Following the noticeable recovery of economic activity in Germany and Europe, intra-European demand for maleic anhydride (hereafter referred to as MSA) also showed an upward trend. This is matched by a continuous rapid development of crude oil prices in the business year 2005/2006, which could, however, be curbed by an invariably weak US dollar.

Overall Demand

        Total demand for MSA normalised again in the reporting period, growing on average by around 2-3%. The UPR (unsaturated polyester resin) industry is still the main buyer of MSA, accounting for > 50% of total demand. In this market segment, consumers report significant growth rates of up to 10% in the first half of 2006 due to the recovery of building activities in Central Europe.

Trend of Raw Materials Costs

        The past business year continued to be characterised by the difficult raw materials cost trend. Thus, the Company's raw materials costs rose by 25% from the prior year in 2005/2006, in line with the crude oil price trend. The raw materials cost increase of the past four years is, hence, around 175%. At the time of reporting, the crude oil price was at a record high of USD 75/barrel (prior year: USD 65/barrel).

Market Price Level

        MSA prices were at a very satisfactory level although raw-materials-side price increases could sometimes be passed on via the price only with the time delay.

Supply and Demand

        On account of a force majeure statement of the competitor Lonza (Italy) with respect to its n-butane-based facility (technical problems over a period of more than two months from May 2006), its closed down benzene-based MSA facility was temporarily put into operation again.

        Furthermore, significant quantities from benzene-based MSA facilities were practically not available any more. The trend towards reduction of plant capacities on the MSA supply side has, hence, generally persisted in Europe. This situation led temporarily to serious shortages on the supply side; as at the business year end, MSA prices were at a record high.

2.     Results of Operations

Overview

        The results from operating activities decreased from the prior year, which was primarily due to a continued increase in raw materials costs. Sales prices could be raised with a time delay.

        Output was around 5% below the prior year's level due to lower efficiency of the catalyst, which had to be exchanged due to obsolescence in August 2006. There were no major plant stoppages; both reactors ran with an availability of >95%.

        The strategic sales target of the Company of 50,000 tons was again exceeded in 2005/2006; the sales volume was at 55,200 tons, exceeding the budget by around 2%. The portion of the sales volume secured through contractual supply agreements (one to three years) with key accounts remained unchanged, accounting for around 80 to 85% of the Company's business.

        Taking into account a slightly improved financing result, after-tax earnings, though declining by around 30%, were still at an above average level after a very good prior year.

Sales

        In 2005/2006, the income generated by operations amounted to EUR 75,549 thousand (prior year: EUR 69,561 thousand) and consisted at 99.5% of sales revenues (prior year: 98.6%). Average revenues rose to EUR 1,382/ton (prior year: EUR 1,218/ton). The profit margin (earnings before income tax + interest paid / sales revenues) is at 22.7% (prior year: 32.8%).

Results from Operating Activities

        In 2005/2006, the results from operating activities amounted to EUR 17,056 thousand, which is EUR 5,407 thousand less than in the prior year, and amounted to 22.7% as a percentage of sales (prior year: 32.7%). This variance was primarily due to higher raw materials costs.

Earnings before Income Taxes

        In 2005/2006, the earnings before income taxes fell by EUR 5,264 thousand from the prior year to EUR 16,754 thousand. This decrease is due to the marked increase in cost of materials, which could be passed on to the market only proportionately and with a time delay.

Net Income for the Year

        The net income for the year net of income taxes of EUR 1,435 thousand amounts to EUR 15,319 thousand. In comparison with the prior year, the net income deteriorated by EUR 5,849 thousand, which is caused by higher raw materials costs and an increase of EUR 585 thousand in income tax expenditure.

3.     Financial Position

  •
  Cash flow;

  •
  Partner loans;

  •
  Capital investment analysis.

Cash Flow

        In comparison with the prior year, the cash inflow from operating activities remained at a very good level. The cash flow from current business activities was at EUR 17,746 thousand (prior year: EUR 20,714 thousand).

Partner Loans

        The cash outflow from repayment of partner loans amounted to EUR 15,690 thousand (prior year: EUR 3,372 thousand). The partner loans were fully repaid as at 30 June 2006.

Capital Investment Analysis

        In the past business year, capital expenditures on property, plant and equipment amounted to EUR 3,055 thousand (prior year: EUR 257 thousand). These resulted basically from the purchase of a pastillising facility for producing MSA in solid form (pastilles).

4.     Net Asset Position

  •
  Current assets;

  •
  Equity in a wider sense;

  •
  Liabilities.

Current Assets

        The Company's current assets rose by EUR 3,373 thousand (up by 22.7%) and amount to EUR 18,200 thousand (prior year: EUR 14,827 thousand). This increase is basically due to higher short-term receivables as at the balance sheet date.

Equity in a Wider Sense

        The equity in a wider sense rose by EUR 15,320 thousand to EUR 25,831 thousand (prior year: EUR 10,511 thousand). The equity ratio (equity / balance sheet total) amounts to 69.8% (prior year: 31.3%).

Liabilities

        In 2005/2006, the Company managed to reduce its liabilities by EUR 13,327 thousand to EUR 8,200 thousand (prior year: EUR 21,527 thousand). The partner loans were fully repaid; the current liabilities are of a short-term nature and relate basically to trade payables. They are matched by short-term receivables in the amount of EUR 16,403 thousand.

5.     Post-balance-sheet-date Events

  •
  Catalyst exchange;

  •
  Complementary purchase of products;

  •
  Maintenance measures;

  •
  Infrastructure measures.

Catalyst Exchange

        At the beginning of the business year 2006/2007, the Company carried out a routine catalyst exchange, which entailed an around five-week plant stoppage. The necessary scheduled expense of around EUR 5 million was provided from cash flows.

Complementary Purchase of Products

        The output budgeted for the business year 2006/2007 is 52,200 tons/year. To be able to fulfil contractual obligations and to reach the sales target of 56,500 tons/year, it is intended to complementarily purchase a considerable quantity of finished goods.

Maintenance Measures

        Besides, a number of capital investments, inspection and precautionary maintenance measures were taken during the five-week plant stoppage in August 2006. These included three major measures:

  •
  Within the scope of a debottleneck project, the existing nominal capacity of 56,000 tons/year was increased by around 3,500 tons/year;

  •
  A measure was taken to further optimise plant safety;

  •
  A measure was taken to improve energy efficiency.

        The total expenditure on these three measures was around EUR 3 million, which were also financed from the Company's cash flows.

Infrastructure Measures

        To maintain the option of potential capacity expansion, it will be necessary to take preparatory infrastructure measures next business year; the related costs amount to EUR 700 thousand.

Summary

        The catalyst exchange and the related expense as well as the loss of production, which will fully materialise in the business year 2006/2007, will affect budgeted earnings in the order of around EUR 5 to 6 million.

        The liquidity is expected to be fully sufficient to fulfil current and extraordinary payment commitments due to the catalyst exchange and project realisation.

6.     Environmental Aspects

        The emission values are within the admissible limits.

7.     Risk Reporting

        From today's point of view, there are the following risks, which are, however, all mitigated through appropriate measures within the scope of existing risk management:

  •
  Overall risk;

  •
  Risk of economic activity;

  •
  Currency risk;

  •
  Industry risk;

  •
  Financial risks;

  •
  Procurement market risks;

  •
  Sales market risks;

  •
  Capital investment risk.

Overall Risk

        From today's point of view and in the foreseeable future, there are and will be no specific risks threatening continued existence.

Risk of Economic Activity

        There are no anticipated major risks of economic activity. The Company operates primarily in Europe; its export share is around 80%. Potential risks threatening the macroeconomic development are the further crude oil price and the US dollar exchange rate trends.

Currency Risk

        Although an increase in the exchange rate of the US dollar leads to higher raw materials prices, it opens up sales opportunities in the export business. The purchase-side currency risk is addressed by invoicing already a part of the business in US dollar.

Industry Risk

        For the MSA industry, the Company anticipates neither risks of economic activity nor major changes in market/competitive conditions.

        The realignment of the chemicals policy in the EU will require registration, valuation and permission of maleic anhydride. The related legislation is due to take effect only in 2007. The enterprise is prepared for registration and the Company expects that the expense will not be significant on account of the one-product range.

Financial Risks

        The Company's business is exposed to currency and price risks. Presently, there are, however, practically no risks of changing interest rates or credit risks. Monitoring of financial risks has been centralised. Liquidity risks are not identifiable from today's point of view. Cash flow fluctuations are identified at an early stage within the scope of liquidity planning.

Procurement Market Risks

        Risks with respect to the availability of raw materials, energy, fabricated materials and intermediate products are not identifiable from today's point of view. The dependence on crude oil does constitute a potential risk, which is covered through the long-term contractual arrangements with raw materials suppliers.

        Raw materials price increases can, however, not always be fully passed on to the market on a timely basis.

Sales Market Risks

        Cyclical fluctuations of demand in the UPR industry, which is deemed to be a key component supply industry for the building, automotive and shipbuilding industries, constitute operative risks. The Company addresses these risks by means of a balanced customer portfolio, where the UPR industry does not account for more than 50% of total turnover. Furthermore, it has to be noted in this context that, for example, the export share within Europe accounts for around 80% of the business, also leading to a balanced regional market structure.

Capital Investment Risk

        Decisions on capital investments involve complex risks. Preparation, realisation and control are based on the responsibility regulations and approval processes of the two partners.

Summary

  •
  Presently, there are no identifiable risks threatening continued existence or affecting the development;

  •
  Sensitivity computations show that, even if revenues fall by far short of underlying budget figures, the liquidity will be sufficient to fulfil current payment obligations;

  •
  The technical risk of a major loss of production is covered by business interruption insurance taken out;

  •
  It has to be noted that the Company had no medium and long-term liabilities to banks and partners as at the balance sheet date.

8.     Outlook

  •
  Opportunities:

  •
  Plant expansion of plus 4,000 tons;

    •
    Further consolidation of MSA industry in Europe (closure of benzene-based facilities);

  •
  Risks:

  •
  Crude oil price trend;

  •
  Increasing competition (BASF / imports from Asia).

        Based on the underlying planning assumptions, the Company anticipates positive operating results both for the next two and for the following business years.

        The Company's budgeted turnover for the business year 2006/2007 is 56,500 tons; in the business year 2007/2008, the output of the facility is intended to be fully sold (roughly 59,000 tons).

        In 2006, MSA supply and demand were balanced worldwide, regionally and temporarily, however, scarce, especially in Europe. The situation in North America, which had still led to major shifts in the prior year, seems to be less strained at present. Asian export volumes are available only to a limited extent on account of high logistics and raw materials costs (benzene).

        The medium-term, global development is practically unchanged. The two plant expansions on the basis of n-butane announced in North America will not be completed before 2008/2009. This is not expected to have any direct effects on Europe.

        Assuming that the crude oil markets remain at a high level and that the by far higher benzene price in relation to n-butane will not change significantly, MSA supply and demand will remain balanced. The supply from n-butane-based MSA facilities will just be sufficient in Europe to cover medium-term demand. As a result of this, the MSA price is expected to remain at a relatively stable level. Over the long term, assuming a moderate growth of 1 to 3%, Europe will need additional MSA capacities.

        For Europe, the Company anticipates in 2006/2007 on account of further technically necessary plant stoppages that the supply and demand situation will ease, and that market prices will stabilise at a lower level, only in the middle of the new business year.

        The Company's main competitor is still BASF. This Company discontinued production of MSA derivatives at the location in Feluy/Belgium in mid-2005. In September 2005, it declared, however, publicly that MSA production for the market will be continued. The answer to the question as to whether a medium-term increase in MSA output for the market is to be expected due to the closure of derivative production remains, however, to be awaited. Corresponding indications are not identifiable in the market to date.

        Finally, it can be stated:

  •
  In 2005/2006, the margins for MSA were again at a level that would justify capital investments in new capacities;

  •
  The planning horizon for setting up a new MSA facility is around three years between project decision and completion. There are no concrete projects;

  •
  Although the capacities existing presently in Europe are generally sufficient to cover the demand for the next two to three years, additional capacities, which will likely not be generated by eliminating bottlenecks at existing plants, will possibly be necessary from 2010 based on medium to long-term forecast quantities;

  •
  It can be assumed that MSA demand in Europe will grow in line with the trend of the GSP. Given the cyclical recovery, which emerged at the beginning of the summer 2006, demand is generally expected to rise. The requirement could shoot up on account of the closure of a benzene-based MSA facility, which is operated by a UPR producer.

        Generally, it can not be excluded that there will be further short-term temporary scarcities in Europe.

        Nevertheless, it is anticipated that margins will level out at a somewhat lower level on account of the persisting rise of raw materials costs, while earnings will remain satisfactory. The Company's short and medium-term forecasts do not take into account extraordinary positive price effects.

        As a result of the described medium to long-term market forecasts, the Company carried out the basic engineering for implementing a further facility in 2005/2006. This facility is intended to be set up on the Company's premises next to the existing facility. The engineering relates to setting up of a further reactor including the necessary downstream processing facilities with a capacity of 40,000 tons/year at the same location. The amount invested from corporate funds in the past business year and in the upcoming business year is around EUR 1.8 million and around EUR 0.7 million, respectively.

Moers, 18 December 2006

Sasol-Huntsman Verwaltungs-GmbH

(Rolf Dieter Gießel)	(Mike Dixon)
Managing Director	Managing Director

Sasol-Huntsman GmbH & Co. KG, Moers

Balance Sheet as at 30 June 2006

Assets

		30 June 2006 EUR	Prior year EUR'000
A.	Fixed assets
	Tangible assets
1.	Buildings on third party land	535,837.59	564
2.	Technical equipment and machines	16,310,964.99	17,891
3.	Other equipment, factory and office equipment	70,982.50	27
4.	Payments on account and assets under construction	1,891,864.79	247

		18,809,649.87	18,729

B.	Current assets
I.	Inventories
1.	Raw materials and supplies	948,931.52	716
2.	Work in process	141,863.01	96
3.	Finished goods and merchandise	688,859.66	467

		1,779,654.19	1,279

II.	Receivables and other assets
1.	Trade receivables	12,157,602.19	10,910
2.	Receivables from partners	0.00	29
3.	Receivables from related undertakings	3,532,194.24	1,078
4.	Other assets	713,686.31	515

		16,403,482.74	12,532

III.	Cash-in-hand, bank balances	17,388.19	1,016

		18,200,525.12	14,827

C.	Prepaid expenses	2,275.28	2

		37,012,450.27	33,558

Equity and Liabilities

		30 June 2006 EUR	Prior year EUR'000
A.	Equity
I.	General partner's capital share
1.	General partner's contribution	10,225.84	10
2.	Accumulated losses	(633.88)	(9)

		9,591.96	1

II.	Limited partners' capital shares
1.	Liable contributions	1,012,357.92	1,012
2.	Other compulsory capital contributions	19,413,752.74	19,414
3.	Accumulated losses	0.00	(9,916)

		20,426,110.66	10,510

III.	Net retained profits	5,395,088.71	0

		25,830,791.33	10,511

B.	Special item for investment grants	20,086.46	28

C.	Accruals
1.	Tax accruals	2,284,531.00	850
2.	Other accruals	676,771.06	641

		2,961,302.06	1,491

D.	Liabilities
1.	Trade payables	5,200,169.04	3,334
2.	Payables to partners	5,245.12	15,698
3.	Payables to related undertakings	2,735,395.18	2,423
4.	Other liabilities	259,461.08	73

		8,200,270.42	21,528

		37,012,450.27	33,558

Sasol-Huntsman GmbH & Co. KG, Moers

Profit and Loss Account for the Period from 1 July 2005 to 30 June 2006

		2005/2006 EUR	Prior year EUR'000
1.	Sales	75,195,595.22	68,599
2.	Increase in finished goods inventories and work in process	266,015.48	231
3.	Other operating income	87,999.88	731
4.	Cost of materials
a)	Cost of raw materials, consumables and supplies and of purchased merchandise	(42,858,125.10)	(32,377)
b)	Cost of purchased services	(7,169,069.20)	(6,990)
5.	Personnel expenses
a)	Salaries	(465,551.01)	(378)
b)	Social security and other pension costs Of which in respect of old-age pensions: EUR 95,046 (prior year: EUR 64 thousand)	(152,427.83)	(121)
6.	Depreciation on intangible fixed assets and tangible assets	(2,973,183.85)	(2,764)
7.	Other operating expenses	(4,872,831.83)	(4,466)
8.	Other interest and similar income	18.82	52
9.	Interest and similar expenses	(302,176.32)	(497)

10.	Results from ordinary activities	16,756,264.26	22,020
11.	Other taxes	(1,853.76)	(2)
12.	Taxes on income	(1,435,026.00)	(850)

13.	Net income for the year	15,319,384.50	21,168
14.	Credited to general partner's capital account	(8,534.31)	(10)
15.	Credited to limited partners' capital accounts	(9,915,761.48)	(31,072)

16.	Net retained profits/net accumulated losses	5,395,088.71	(9,914)

Sasol-Huntsman GmbH & Co. KG, Moers

Notes to the Financial Statements for the Business Year 2005/2006

General Information on the Annual Financial Statements

        As at the balance sheet date, the Company meets the size criteria of a large commercial partnership in accordance with § 264a (1) in connection with § 267 (3) German Commercial Code (HGB).

Foreign Currency Translation

        Receivables and payables denominated in foreign currency are valued at the rate in effect at the date of invoicing. Exchange losses have been taken into account through revaluation as at the balance sheet date.

Balance Sheet

Valuation Methods Fixed Assets

        Intangible assets and property, plant and equipment have been valued at acquisition cost less scheduled amortisation and depreciation. Low-value items with individual purchase cost of up to EUR 410 are fully depreciated in the year of acquisition according to § 6 (2) German Income Tax Law (EStG).

        Amortisation and depreciation are based on estimated useful lives and the regulations under German tax law. As far as admissible, property, plant and equipment are classified as major assets. In accordance with R 7.3 (5) German Income Tax Regulations (EStR), additions to property, plant and equipment are deemed to be subsequent production costs. In accordance with R 7.4 (3) German Income Tax Regulations (EStR), the residual useful life has possibly to be re-estimated. The different useful lives are as follows:

	Depreciation method	Useful life
Property, plant and equipment
Buildings on third party land
—Analysis station	Straight-line	33 years
—Distribution station	Straight-line	25 years
—Compressor hall	Straight-line	25 years
Technical equipment and machines
—New MSA facility	Straight-line	13 years
—Containers (new MSA facility)	Straight-line	20 years
—Containers (old MSA facility)	Straight-line	14.5 years
—Loading station (new MSA facility)	Straight-line	15 years
—Sundry	Straight-line / reducing-balance	4-10 years
Other equipment, factory and office equipment	Straight-line	4-10 years

        Scheduled depreciation is deducted on a straight-line or reducing-balance basis from depreciated acquisition and production cost.

        The statement of movements in fixed assets has been attached as a part of the annual financial statements (see Exhibit to the Notes).

Inventories

        Raw materials, consumables and supplies, which are included in inventories, are valued at acquisition costs or at lower replacement costs.

        Work in process and finished goods are valued at production costs, which, in addition to direct material and prime cost, also include appropriate portions of indirect material and production overheads. Interest on external capital is not capitalised. If anticipated sales revenues less the costs still to be incurred until the sale are lower, this value is recognised.

        In determining acquisition and production costs of similar inventories, it is assumed that the assets acquired or produced last are consumed or sold first (LIFO formula).

Trade Receivables

        Receivables have been recognised at nominal value. Appropriate allowances are made on the nominal amount in order to cover the risk related to specific receivables. In view of the customers' credit worthiness as well as existing empirical data concerning the risk of loss of receivables outstanding, general allowances have not been made so far.

Sundry Receivables and Other Assets

        The sundry receivables and other assets have been recognised at nominal value.

        On account of the importance of the receivables from the partners and the other Sasol Group companies, the classification of the balance sheet was extended to the following items in compliance with §§ 264c (1), 265 (5) German Commercial Code (HGB):

  •
  Receivables from partners;

  •
  Receivables from related undertakings.

        Like in the prior year, the receivables from related undertakings fully relate to trade.

        The other assets relate to VAT refund claims of EUR 588 thousand (prior year: EUR 379 thousand) and natural gas tax claims of EUR 122 thousand (prior year: EUR 135 thousand).

Liquid Funds

        The liquid funds have been recognised at nominal value.

Prepaid Expenses

        Prepaid expenses are recognised at the amount which constitutes expenditure incurred in the reporting year and expense of the succeeding years.

Special Item for Investment Grants

        The special item for investment grants relates to a subsidy granted from funds of the state of NorthRhine/Westphalia in connection with the setting up of the MSA facility in the business year 1998/1999. This special item is released in line with depreciation on the subsidised assets.

Other Provisions and Accruals

        The other provisions and accruals are based on sound business judgment and cover all risks and contingent liabilities identifiable as at the balance sheet date. They relate mainly to bonuses granted to customers in the amount of EUR 552 thousand (prior year: EUR 571 thousand).

Liabilities

        On account of the importance of the payable s to the partners and to the other Sasol Group and Huntsman Group companies, the classification of the balance sheet was extended to the following items in compliance with §§ 264c (1), 265 (5) German Commercial Code (HGB):

  •
  Payables to partners;

  •
  Payables to related undertakings.

        The liabilities are valued at the amounts at which they will be repaid. They can be analysed as follows:

Item		Balance sheet value EUR	Residual term up to 1 year EUR	Residual term 1 to 5 years EUR	Residual term more than 5 years EUR
1.	Trade payables	5,200,169.04	5,200,169.04	0.00	0.00
2.	Payables to partners	5,245.12	5,245.12	0.00	0.00
3.	Payables to related undertakings	2,735,395.18	2,735,395.18	0.00	0.00
4.	Other liabilities	259,461.08	259,461.08	0.00	0.00

		8,200,270.42	8,200,270.42	0.00	0.00

        The payables to partners relate exclusively to accounts payable to Sasol-Huntsman Verwaltungs-GmbH, Moers.

        The payables to related undertakings relate exclusively to trade payables.

        The other liabilities include liabilities to foreign fiscal authorities in the amount of EUR 214,493.83 (prior year: EUR 16,721.53) and taxes in the amount of EUR 17,713.51 (prior year: EUR 10,741.67).

Other Financial Commitments

        The annual payment commitments under tenancy agreements and under a lease amount to EUR 16,732 for the office rented by the Company at the factory site and EUR 12,205, respectively. The amounts remained unchanged from the prior year.

        The annual fixed payment commitments under service agreements with Sasol Germany GmbH amount to EUR 3,266 thousand (prior year: EUR 2,897 thousand).

        The increase results basically from changes to the underlying agreement and other contractual adjustments of the services.

Profit and Loss Account

Sales

        A classification of sales by regional markets is as follows:

	2005/2006 EUR'000	Prior year EUR'000
Germany	25,003	21,373
Great Britain	16,900	14,658
France	12,600	9,872
Northern countries	6,600	7,050
Other European countries	14,093	15,646

	75,196	68,599

        A classification of sales by fields of activity is as follows:

	2005/2006 EUR'000	Prior year EUR'000
MSA	67,991	63,098
Steam generation	6,055	4,899
Sundry sales	1,150	602

	75,196	68,599

Other Operating Income

        The other operating income includes primarily exchange gains (EUR 74 thousand; prior year: EUR 295 thousand). It includes income from release of the special item with equity portion in the amount of EUR 8 thousand (prior year: EUR 8 thousand).

Personnel Expenses

        The personnel expenses include other pension costs of EUR 95 thousand (prior year: EUR 64 thousand).

Other Operating Expenses

        The material items included in these expenses are freight and transport costs (EUR 2,811 thousand; prior year: EUR 2,689 thousand) and exchange losses (EUR 137 thousand; prior year: EUR 133 thousand).

Other Disclosures

        Like in the prior year, the Company had five employees, all of whom were salaried employees, on the average of the year 2005/2006.

        The total emoluments paid to management were not disclosed in accordance with § § 264a in connection with 286 (4) German Commercial Code (HGB) because the emoluments of a managing director could have been determined on the basis of this data.

        The personally liable partner Sasol-Huntsman Verwaltungs-GmbH, Moers, has sole power of representation of the Company. It is obliged to manage and represent the Company. The subscribed capital of the personally liable partner amounts to EUR 26 thousand.

        The following persons had been appointed as managing directors of the personally liable partner SasolHuntsman Verwaltungs-GmbH, Moers, in the business year 2005/2006:

  •
  Mr Rolf Dieter Gießel, merchant, Marl/Germany;

  •
  Mr Michael Christopher Dixon (called Mike), merchant, Harpenden, Herts/Great Britain.

        On 15 September 1999, Mr Dixon authorised Mr Gießel to represent Sasol-Huntsman VerwaltungsGmbH, Moers, alone with respect to the following transactions:

  •
  Transactions which were previously approved by the Operating Committee of Sasol-Huntsman Verwaltungs-GmbH;

  •
  All other transactions which do not require prior approval by the Operating Committee according to the rules of procedure of Sasol-Huntsman Verwaltungs-GmbH.

        The personally liable partner Sasol-Huntsman Verwaltungs-GmbH, Moers, is authorised to represent the Company without limitation in entering into legal transactions with itself—or at the same time as the representative of a third party (§ 181 German Civil Code (B GB)).

Moers, 18 December 2006

Sasol-Huntsman Verwaltungs-GmbH

(Rolf Dieter Gießel)	(Mike Dixon)
Managing Director	Managing Director

[Independent] Auditors' Report

        We have audited the annual financial statements—comprising the balance sheet, the income statement and the notes to the financial statements—together with the bookkeeping system, and the management report of Sasol-Huntsman GmbH & Co. KG, Moers, for the business year from 1 July 2005 to 30 June 2006. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company's legal representatives. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and on the management report based on our audit.

        We conducted our audit of the annual financial statements in accordance with § 317 HGB ("German Commercial Code") and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by the legal representatives, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

        Our audit has not led to any reservations.

        In our opinion, based on the findings of our audit, the annual financial statements of Sasol-Huntsman GmbH & Co. KG, Moers, comply with the legal requirements and give a true and fair view of the net assets, financial position and results of operations of the Company in accordance with German principles of proper accounting. The management report is consistent with the annual financial statements and as a whole provides a suitable view of the Company's position and suitably presents the opportunities and risks of future development.

Düsseldorf, 18 December 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

Signed: Graetz	Signed: Schober
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

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Sasol-Huntsman GmbH & Co. KG, Moers Management Report and Annual Financial Statements as at 30 June 2007
Sasol-Huntsman GmbH & Co. KG, Moers Management Report and Annual Financial Statements as at 30 June 2006